Exhibit 10.14


                          HEALTH BENEFITS CONTINUATION
                                    AGREEMENT


     WHEREAS, a Health Benefits Continuation Agreement (the "Agreement") was entered into between Thomas & Betts Corporation, a Tennessee corporation ("T&B"), and Dominic J. Pileggi ("Pileggi") effective February 2, 2005; and

     WHEREAS, T&B and Pileggi desire to amend and restate the Agreement effective September 5, 2007 to reflect section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder;

     NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree that the Agreement is amended and restated to read as follows:

                                    SECTION 1
                                   DEFINITIONS
                                   -----------

     "Benefits" shall mean medical (including prescription drug) and dental coverage as described in Section 2(b).

     "Cause" shall mean Pileggi's termination of employment due to his conviction of, or plea of guilty or nolo contendere to, a felony, or the willful engaging by Pileggi in gross misconduct which is materially and demonstrably injurious to T&B, as determined by the Board of Directors of T&B, in its sole discretion.

     "Dependent" shall mean any dependent of Pileggi (including Pileggi's spouse) who is receiving medical (including prescription drug) or dental coverage under the Welfare Plan immediately prior to Pileggi's Retirement. An individual shall not be eligible for Benefits under this Agreement if he or she
(a) becomes a dependent of Pileggi after the date of Pileggi's Retirement, or
(b) is not covered under the Welfare Plan immediately prior to Pileggi's Retirement.

     "Reimbursement and In-Kind Benefit Rule" means, with respect to in-kind benefits provided or expenses eligible for reimbursement which are subject to
Section 409A of the Internal Revenue Code of 1986, as amended ("Code"), that (i) the benefits provided or the amount of expenses eligible for reimbursement during any calendar year shall not affect the benefits provided or expenses eligible for reimbursement in any other calendar year, except as otherwise provided in Treas. Reg. ss.1.409A-3(i)(1)(iv)(B), and (ii) the reimbursement of an eligible expense shall be made as soon as practicable after reimbursement is requested, but not later than the December 31 following the calendar year in which the expense was incurred.

     "Retirement" shall mean severance from employment with T&B and its affiliates after attaining age 50 and completing at least five Years of Credited Service (as defined in Part A of the Thomas & Betts Pension Plan, as amended and restated effective January 1, 2002).

     "Welfare Plan" shall mean the comprehensive medical benefits and dental benefits maintained by T&B for its employees generally. In the event T&B maintains more than one medical program or dental program, the program offered by T&B to active employees at its corporate headquarters shall be the Welfare Plan.

                                    SECTION 2
                                    BENEFITS
                                    --------

     (a) Eligibility. Upon his Retirement, Pileggi and his Dependents shall receive Benefits as provided in this Agreement. If Pileggi's severance from employment with T&B and its affiliates occurs prior to Retirement or for Cause, Pileggi and his Dependents shall not be eligible for any Benefits under this Agreement.

     (b) Benefits Provided. If Pileggi is eligible for Benefits under this Agreement, Pileggi and his Dependents shall be entitled to medical (including prescription drug) and dental coverage under terms and at a level that is no less favorable to Pileggi than the terms and level of coverage provided to Pileggi on September 5, 2007; provided, however, that Pileggi and his Dependents shall not be required to pay all or any part of the cost of Benefits hereunder; and further provided that for purposes of coordination of benefits, Pileggi shall not be treated as if he were employed by T&B (so that, for example, in the event coverage is available under Medicare or the medical or dental benefits program maintained by Pileggi's then employer, the coverage provided to Pileggi shall be secondary coverage).

     (c) Duration of Benefits. Benefits provided under this Agreement to Pileggi shall continue during Pileggi's lifetime. Benefits provided under this Agreement to a Dependent shall cease on the earlier of the Dependent's death or the date the Dependent ceases to be a Dependent for any reason (including, but not limited to, divorce or failure to meet the requirements for dependent coverage which shall be the same as those requirements set forth under the Welfare Plan on September 5, 2007) other than Pileggi ceasing to have coverage under this Agreement as a result of his death.

     (d) Code Section 409A. With respect to Benefits subject to Section 409A of the Code, the Reimbursement and In-Kind Benefit Rule shall apply.

                                    SECTION 3
                                  MISCELLANEOUS
                                  -------------

     (a) Termination Protection Agreement. This Agreement shall have no effect on the Termination Protection Agreement (or any successor thereto) between Pileggi and T&B that provides certain welfare benefits in the event of a change in control.

     (b) Amendment or Termination. This Agreement may not be amended or terminated other than by an instrument in writing, signed by the parties hereto. Notwithstanding anything contained herein to the contrary, this Agreement shall automatically terminate if Pileggi's employment with T&B and its affiliates is terminated for Cause or for any reason prior to Retirement.

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

     (c) Mergers/Transfers. This Agreement shall be binding upon and inure to the benefit of T&B and its successors and assigns and Pileggi and his Dependents. Nothing in this Agreement shall preclude T&B from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity. T&B shall require any such successor to expressly assume this Agreement and all obligations of T&B hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "T&B" shall refer to such other entity and this Agreement shall continue in full force and effect.

     (d) No Contract of Employment. This Agreement shall not be construed as conferring any legal right upon Pileggi for a continuation of employment, nor shall it interfere with the right of T&B to discharge Pileggi.

     (e) Termination for Cause. In the event Pileggi is terminated for Cause, he and his Dependents shall have no rights to any payments or benefits under this Agreement.

     (f) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee, excepting its choice of law provisions.

     IN WITNESS WHEREOF, THOMAS & BETTS CORPORATION has caused this amended and restated Agreement to be executed and its corporate seal to be affixed and attested by its authorized officer, and Pileggi has executed this Agreement, as of September 5, 2007.

Attest:                                     THOMAS & BETTS CORPORATION


By:____________________________             By:_________________________________
                                               Name:
                                               Title:



                                            ------------------------------------
                                            Dominic J. Pileggi

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